Exhibit 10(t)

REGAN HOLDING CORP.

AMENDED AND RESTATED

“KEY EMPLOYEE DEFERRED COMPENSATION PLAN”

THIS AMENDED AND RESTATED MASTER PLAN AGREEMENT (the “Plan”) is hereby effective as of the 5th day of December 2008, by Regan Holding Corp., the Service Recipient, hereinafter referred to as the “Corporation”.

RECITALS

WHEREAS, the Plan was originally adopted on January 1, 1998; and

WHEREAS, the Plan was established to provide certain key employees of the Corporation who are selected for participation in the Plan with the opportunity to defer receipt of their Base Salary and annual Bonus otherwise payable by the Corporation and to provide an additional retirement benefit for them to the extent their benefits under the Corporation’s 401(k) Plan have been limited pursuant to certain provisions of applicable law; and

WHEREAS, the Corporation intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for tax purposes and for purposes of Title I of ERISA maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” (“top-hat plan”); and

WHEREAS, the Corporation has operated the Plan during 2005, 2006 and 2007 in good faith compliance with Internal Revenue Code Section 409A and Applicable Guidance. The Corporation intends that all Accounts of Participants under the Plan, including those granted before January 1, 2005, be subject to this Plan.

NOW, THEREFORE, BE IT RESOLVED THAT, the Corporation hereby amends and restates the Plan effective December 5, 2008, in order to comply with Section 409A and the final Treasury Regulations promulgated thereunder.

ARTICLE 1

Definitions

As used within this document, the following words and phrases have the meanings described in this Article 1 unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined.

1.1 “Account(s)” shall mean a book account reflecting amounts credited to a Participant’s Account(s). To the extent that it is considered necessary or appropriate, the Committee shall maintain separate subaccounts for each source of contribution under this Plan or shall otherwise provide a means for determining that portion of an Account attributable to each contribution source.

1.2 “Aggregated Plans” shall mean this Plan and any other like-type plan or arrangement (account balance plan) of the Corporation in which a Participant participates and to which the Plan or Applicable Guidance requires the aggregation of all such nonqualified Deferred Compensation in applying Code § 409A and associated regulations.

1.3 “Agreement” shall mean the Regan Holding Corp. Key Employee Deferred Compensation Plan Agreement entered into between the Corporation and an Eligible Participant. The Agreement includes an Eligible Participant’s Election(s) of Deferral.

1.4 “Applicable Guidance” shall mean, as the context requires, Code § 409A, Final Treasury Regulations §1.409A, or other written Treasury or IRS guidance regarding or affecting Code § 409A. Applicable Guidance also includes, through December 31, 2007, Notice 2005-1, Notice 2006-79 and Notice 2006-100.

1.5 “Base Salary” shall mean the annual cash compensation relating to services performed during any Plan Year payable to a Participant as an employee for services rendered to an employer, but excluding any: Bonuses; commissions; overtime pay; incentive payments; nonmonetary awards; relocation expenses; retainers; directors fees and other fees; severance allowances; pay in lieu of vacations; employer-provided pensions, retirement, deferred compensation, welfare, or fringe benefits; insurance premiums paid by the employer, insurance benefits paid to the Participant or his or her Beneficiary; stock options and grants; car allowances; and expense reimbursements. Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Sections 125, 402(e)(3), 402(h), or 403(b) of the Code pursuant to plans established by the employer; provided, however, that all such amounts will be included in Compensation only to the extent that, had there been no such Plan, the amounts would have been payable in cash to the Participant.

1.6 “Board” shall mean the Board of Directors of the Corporation.

1.7 “Bonus” shall mean any compensation, in addition to Base Salary, relating to services performed during any Taxable Year of the Corporation, whether or not paid in such Taxable Year or included on the Federal Income Tax Form W-2 for such Taxable Year, payable to a Participant as an Employee under the Corporation’s bonus plans, excluding stock options. Bonus shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the Corporation and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Section 125, 402(e) (3), 402(h), or 403(b) of the Code pursuant to Plans established by the Corporation. A Bonus also may be Performance-Based Compensation as defined under the terms of the Plan.

1.8 “Claimant” shall mean a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.10 “Committee” shall mean a committee designated by the Board which committee shall administer the Plan as set forth in Article 10.

1.11 “Compensation” shall mean the Base Salary and Bonus payable to an Eligible Participant by the Corporation on account of the Participant’s services therefore as an Employee.

1.12 “Corporation” shall mean the person or entity: (i) receiving the services of the Participant; (ii) with respect to whom the Legally Binding Right to Compensation arises; and (iii) all persons with whom such person or entity would be considered a single employer under Code §414(b) or §414(c).

1.13 “Deemed Investment Election” shall mean the elections made by a Participant specifying the manner in which the Participant Account(s) will be hypothetically invested in the Deemed Investment Options in accordance with the terms of the Plan.

1.14 “Deemed Investment Options” shall mean the hypothetical Investment Options offered by the Corporation, from time to time, that are used to determine the Earnings on the Participant Account(s).

1.15 “Deferred Amounts” shall mean the amount of Compensation deferred pursuant to Article 3 of the Plan and credited to a Participant’s Retirement Account.

1.16 “Deferred Compensation” shall mean the Participant’s Accounts attributable to Deferred Amounts, Nonelective Matching Contributions (if any), and Earnings on such contributions. The “Deferral of Compensation” is Compensation that the Participant or the Corporation has deferred under the Plan. Compensation is deferred if: (i) under the terms of the Plan and the relevant facts and circumstances, the Participant has a Legally Binding Right to Compensation during a Taxable Year; and (ii) such Compensation is or may be payable to (or on behalf of) the Participant in a later Taxable Year. An amount generally is payable at the time the Participant has a right to currently receive a transfer of cash or property, including a transfer of property includable in income under Code §83.

1.17 “Designated Beneficiary” shall mean the person or persons, natural or otherwise, designated in writing by a Participant to receive a Participant’s vested Account upon death the Participant.

1.18 “Earnings” shall mean, the Plan’s actual or notional income, attributable to an amount of Deferral of Compensation, (in accordance with Code §31.3121(v) (2)-1(d) (2)) and in accordance with the terms of the Plan. For purposes of this Plan, Earnings on an amount deferred generally includes an amount credited on behalf of a Participant that reflects a rate of return that does not exceed either: (i) the rate of return on a predetermined actual investment or, (ii) if the income does not reflect a rate of return on a predetermined actual investment, a reasonable rate of interest, in accordance with Treasury Regulation §1.409A-1(o).

1.19 “Effective Date” shall be the date the Plan was originally adopted, January 1, 1998.

1.20 “Election of Deferral” shall mean a written notice filed by an Eligible Participant with the Committee pursuant to which the Participant elects to defer receipt of Compensation under the Plan. The Election of Deferral shall be part of the Agreement.

1.21 “Eligible Participant” shall mean for any Plan Year (or applicable portion of a Plan Year), an Employee who is determined by the Corporation, or its designee, to be a Participant under the Plan. If the Corporation determines that an Employee first becomes an Eligible Participant during a Plan Year, the Corporation shall notify the individual in writing of its determination and of the date during the Plan Year on which the individual shall first become a Plan Participant.

1.22 “Employee” shall mean a person, (in accordance with Treasury Regulations §1.409A-1(f) (1), and which is on the cash basis method of accounting for Federal income tax purposes) providing services to the Corporation in the capacity of a common law Employee of the Corporation.

1.23 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.24 “Legally Binding Right” shall mean, with respect to Compensation: (i) the Participant’s right to such Compensation, granted by the Corporation, after the Participant has performed the services which created the Legally Binding Right, and (ii) where Compensation may not be reduced unilaterally or eliminated by the Corporation or any other person after the services creating the right to Compensation has been performed. The Corporation, based on the facts and circumstances, will determine whether a Legally Binding Right exists or does not exist with respect to Compensation, in accordance with Treasury Regulation §1.409A-1(b)(1).

1.25 “Nonelective Matching Contribution” shall mean contributions made by the Corporation pursuant to Article 4.

1.26 “Nonelective Matching Contribution Account” shall mean: (i) the sum of the Nonelective Matching Contribution amounts, plus (ii) Earnings thereon, less (iii) fees (if any), less (iv) all distributions made to the Participant or his or her Beneficiary that relate to the Participant’s Nonelective Matching Contribution Account, and tax withholding amounts deducted (if any) from said Account.

1.27 “Participant” shall mean an Eligible Participant and/or an individual with a benefit under the Plan.

1.28 “Payment” shall mean except as otherwise provided in the Plan, for purposes of subsequent changes in the time or form, the term Payment refers to each separately identified amount to which a Participant is entitled under the Plan, on a determinable date, and includes amounts paid for the benefit of the Participant. An amount is “separately identified” only if the amount may be objectively determined under a nondiscretionary formula. For purposes of this Article, a payment includes the provision of any taxable benefit, including payment in cash or in kind. A payment includes, but is not limited to, the transfer, cancellation, or reduction of an amount of Deferred Compensation in exchange for benefits under a welfare benefit plan, a fringe benefit excludible under Code §119 or §132, or any other benefit that is excludible from gross income.

1.29 “Performance-Based Compensation” shall mean that portion of a Participant’s Compensation, if any, that is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered preestablished if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation may include payments based on performance criteria that are not approved by a compensation committee of the board of directors (or similar entity in the case of a non-corporate Corporation) or by the stockholders or members of the Corporation. Performance-Based compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Compensation may be Performance-Based Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the Participant’s death, disability, or a change in control event (as defined in Treasury Regulations §1.409A-3(i) (5) (i)), provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute performance-based compensation. For purposes of this Article, a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Performance-based compensation includes payments based upon subjective performance criteria, provided that: (i) the subjective performance criteria are bona fide and relate to the performance of the Participant, a group of Participants that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and (ii) the determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Section

267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the Compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

1.30 “Permissible Payments” shall mean the following three (3) events upon which payment will be made to a Participant or their Designated Beneficiary under the terms of the Plan: (i) the Participant’s Separation from Service, (ii) upon an Unforeseeable Emergency, or (iii) a time or a fixed schedule specified under the Plan, in accordance with Treasury Regulation §1.409A-3(a).

1.31 “Plan” shall mean this amended and restated Producer Commission Deferral Plan, the Agreement, all Election of Deferral Forms, and the Trust, (if any). For purposes of applying Code § 409A requirements, this Plan is an account balance plan under Treasury Regulation §1.409-1(c) (2) (i) (A).

1.32 “Plan Year” shall mean, for the first Plan Year, the period beginning on the date the Plan was originally adopted, January 1, 1998 and ending December 31, 1998, and thereafter, a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

1.33 “Qualified Plan” shall mean the Regan Holding Corp. 401(k) Plan, a qualified plan under the Internal Revenue Code, which is sponsored by the Corporation in the relevant Plan Year and is designated by the Committee to be taken into account for purposes of the calculation of Contributions made to this Plan.

1.34 “Qualified Plan Contribution Limitations” shall mean any reductions in contributions made on behalf of a participant to the Qualified Plan due to the application of IRC Section 401(k) or (m) or due to an election to defer Base Salary or Bonus under the Plan, but excluding any reductions arising from the dollar limit under IRS Section 402(g)(1); the limit on compensation taken into account under IRC Section 401(a)(17) in calculating employer or employee contributions for the Qualified Plan; or the maximum allocations permitted under the Qualified Plan under IRC Section 415(c). The impact of such limits on the Participant for purposes of this Plan shall be determined by the Committee based upon reasonable estimates and shall be final and binding as of the date the contributions are credited to the Participant’s Account. No subsequent adjustments shall be made to increase contributions under this Plan as a result of any adjustments ultimately required under the Qualified Plan due to actual employee contributions or other factors.

1.35 “Retirement Account” shall mean: (i) the sum of the Participant’s Deferred Amounts for each Plan Year, plus (ii) Earnings thereon, less (iii) fees (if any), less (iv) all distributions made to, or withdrawals by, the Participant and his or her Beneficiary, and tax withholding amounts which may have been deducted from the Participant’s Retirement Account.

1.36 “Section 409A” shall mean Section 409A of the Code and the Treasury Regulations and other Applicable Guidance issued under that Section.

1.37 “Separation from Service” shall mean the occurrence of a Participant’s death, retirement, or “other termination of employment” (as defined in Treasury Regulations §1.409A-1(h) (1) (ii)) with the Corporation (as defined in Treasury Regulations §1.409A-1(h) (3)). However, a Separation from Service shall not occur if the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Corporation under an applicable statute or by contract.

1.38 “Specified Time or Fixed Schedule” shall mean, with respect to a payment of Deferred Compensation, if objectively determinable: (i) the amount payable; and (ii) the payment date or dates that are nondiscretionary. For purposes of this Article, an amount is objectively determinable if the amount is specifically identified or if the amount may be determined at the time the payment is due pursuant to an objective, nondiscretionary formula specified at the time the amount is deferred and in accordance with Treasury Regulations §1.409A-3(i)(1)(i).

1.39 “Taxable Year” shall mean the twelve (12) consecutive month period ending each December 31.

1.40 “Treasury Regulations” shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

1.41 “Trust” shall mean one or more trusts that may be established in accordance with the terms of this Plan.

1.42 “Unforeseeable Emergency” shall mean: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependents (as defined in Code §152 (a)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Corporation will determine whether a Participant incurs an Unforeseeable Emergency based on the relevant facts and circumstances and in accordance with Treasury Regulations §1.409A-3(a) (6) (i) (3) or Applicable Guidance. However, in any case, payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation from insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship; or (iii) by the cessation of deferrals under this Plan. The amount of any payment based on an Unforeseeable Emergency is limited to the amount that is reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. The determination as to the amount of payment must take into account any additional compensation that is available to the Participant if he or she cancels a deferral election in accordance with terms of the Plan. If the Corporation in the Adoption Agreement elects to permit payment based on an Unforeseeable Emergency, the Plan shall provide for payment upon all Unforeseeable Emergencies, provided that any event upon which a payment may be made qualifies as an Unforeseeable Emergency. After a hardship distribution has been granted to the participant, all Elections of Deferral will cease for the remaining plan year.

1.43 “Valuation Date” shall mean the date through which Earnings are Credited/debited to a Participant Account(s). The Valuation Date shall be as close to the payout or other event triggering valuation as is administratively feasible. The Valuation date for purposes of the Article shall be interpreted as each day at the close of business of the New York Stock Exchange (currently 4:00 p.m. Eastern Time), on days that the New York Stock Exchange (NYSE) is open for trading or any other day on which there is sufficient trading in securities of the applicable fund to materially affect the unit value of the fund and the corresponding unit value of the Participant’s Deemed Investment Option(s). If the NYSE extends its closing beyond 4:00 p.m. Eastern Time, and continues to value after the time of closing, the Committee reserves the right to treat communications received after 4:00 p.m. Eastern time as being received as of the beginning of the next day.

1.44 “Year of Service” shall mean each completed twelve (12) month period during which the Participant is providing service on a full-time basis to the Plan Sponsor, with a minimum of 1,000 hours of service, inclusive of any approved leaves of absence, beginning on the Participant’s date of hire.

ARTICLE 2

Selection, Participation, Eligibility

2.1 Selection by Corporation. Participation in this Plan is open only to Employees of the Corporation, as determined by the Corporation in its sole and absolute discretion. Any Eligible Participant selected as a Plan Participant after the Effective Date, shall become an Eligible Participant on a date determined by the Corporation.

2.2 Commencement of Participation. An Eligible Participant shall become a Participant when such Eligible Participant has fully and accurately completed and executed an Agreement within the time specified by the Committee. Each Eligible Participant who is not already a Participant in the Plan shall be provided with a copy of the Plan and an Agreement.

2.3 Cessation of Participation. An Eligible Participant or other individual shall cease to be a Participant in the Plan on the day when all amounts to the credit of the Eligible Participant’s or other individual’ entire Accounts have been distributed to such Eligible Participant or to such Eligible Participant’s Designated Beneficiary.

2.4 Eligibility. Each Eligible Participant shall be permitted to make an Election of Deferral for any Plan Year for which such Eligible Participant is an Eligible Participant.

2.5 Cessation of Eligibility. An individual shall cease to be eligible to make an Election of Deferral upon ceasing to be an Eligible Participant.

2.6 Re-Employment. If a Participant who incurs a Separation from Service is subsequently re-employed, he or she may, at the sole and absolute discretion of the Committee, become a Participant in accordance with the provisions of the Plan.

ARTICLE 3

Deferrals

3.1 Deferral Amount. Commencing on the Effective Date, and continuing through the date the Eligible Participant Separates from Service with the Corporation or the date of which the individual ceases to be an Eligible Participant, whichever occurs first, the Eligible Participant may elect to defer any or all of the Eligible Participant’s Compensation under the Plan which does not exceed the maximum Base Salary or Bonus deferral percentages determined by the Committee to be applicable under the Plan for such Plan Year on a uniform basis for all Eligible Participants.

3.2 Election to Defer Compensation.

(a) In General. Except as otherwise provided below, an Eligible Participant may elect to defer Compensation to be accrued for any Year of Service hereunder by filing an Election of Deferral with the Committee. An Election of Deferral for a Plan Year with respect to an Eligible Participant’s Bonus must be filed with the Committee prior to the beginning of the service period to which the election relates. An Election of Deferral for a Plan Year with respect to the Eligible Participant’s Base Salary, must be made for an amount no greater than the portion of the Eligible Participant’s Base Salary which the Eligible Participant was not able to defer under the Qualified Plan for the immediately preceding calendar year pursuant to the maximum permissible elective deferral percentage in effect under the Qualified Plan for such calendar year or which as distributed from the Qualified Plan, in either case, on account of the Qualified Plan Contribution Limitations. If the Base Salary payable for a regular payroll period ends after the last day of the Service Year, the Base Salary shall be treated as relating to services performed in the next Service Year. Thus, a deferral election generally must be made by the last business day in December before the Service Year to which the election relates. The Committee, however, may establish an earlier deadline for the completion and delivery of Election of Deferral. An election to defer Compensation shall be irrevocable and shall continue in effect for the entire Plan Year with respect to which it is made, except as otherwise provided in the Plan. An election to defer may be changed or revoked up to the last day for delivery of the Election of Deferral. Accordingly, an election to defer Compensation will not be considered as having been made until such time, at which time the Election of Deferral shall become irrevocable.

(b) First Year of Eligibility. If an Employee first becomes an Eligible Participant after the beginning of a Plan Year, and if he or she has not in any prior Plan Year become eligible to participate in any nonqualified deferred compensation plan of the Corporation with which the Plan would be aggregated for purposes of Treasury Regulations §1.409A-2(a)(6), he or she may make an initial deferral election within thirty (30) days after the date he or she first becomes an Eligible Participant, with respect to Compensation paid for services to be performed subsequent to the election. In the event an election of deferral is made with respect to a Bonus in the first year of eligibility, but after the beginning of a service period, the deferral election will apply to the portion of the bonus paid for services performed subsequent to the election and will be calculated based on the total Bonus for the service period multiplied by the ratio of the number of days remaining in the service period to the total days in the service period. Where an Eligible Participant has ceased being eligible to participate in the Plan (other than the accrual of Earnings), regardless of whether all amounts deferred under the plan have been paid, and subsequently becomes eligible to participate in the plan again, the Employee may be treated as being initially eligible to participate in the plan if the said Employee had not been eligible to participate in the plan (other than the accrual of Earnings) at any time during the twenty-four (24) month period ending on the date the Employee again becomes eligible to participate in the plan. Under such circumstances, the rules of this Article will again apply.

(c) Initial Deferral Election with Respect to Performance-Based Compensation. Notwithstanding anything in the Articles above to the contrary, to the extent that the Committee determines that an Eligible Participant’s Bonus constitutes Performance-Based Compensation, (as defined in Treasury Regulations §1.409A-1(e)), the Committee, in its sole discretion, may permit an Eligible Participant to elect to defer such Performance-Based Compensation on or before the date that is six months before the end of the performance period, provided that the Eligible Participant performs services continuously from the later of: (i) the beginning of the performance period; or (ii) the date the performance criteria are established through the date an election is made under this Article; (iii) and provided further that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable. If the Performance-Based Compensation is a specified or calculable amount, the Compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Performance-Based Compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the Compensation, or any portion of the Compensation, is readily ascertainable when the amount is first both calculable and substantially certain to be paid. For this purpose, the Performance-Based Compensation is bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable. Accordingly, in general, any minimum amount that is both calculable and substantially certain to be paid will be treated as readily ascertainable.

3.3 Withholding and Crediting of Deferred Amounts. For each Plan Year, the Base Salary portion of the Deferred Amounts shall be withheld from each regularly scheduled payroll during the Plan Year and credited to the Participant’s Retirement Account in approximately equal amounts (or as otherwise specified by the Committee), as adjusted from time to time for increases and decreases in Base Salary (if the Deferred Amounts with respect to Base Salary is expressed as a percentage). The Bonus portion of the Deferred Amounts shall be withheld and credited to the Retirement Account at the time such Compensation otherwise would be paid to the Participant.

ARTICLE 4

Matching Contributions

4.1 Nonelective Matching Contributions by the Corporation. For each calendar month during which the Plan is in effect, subject to the Committee’s discretion pursuant to Section 4.2, the Corporation shall make Nonelective Matching Contributions equal in amount to the difference between (a) fifty percent (50%) of the first six percent (6%) of each Participant’s Compensation deferred under the Plan for such calendar month pursuant to Article 3 and (b) the amount of the “Employer Matching Contribution” (within the meaning of the Qualified Plan) allocated to such Participant’s account under the Qualified Plan for such calendar month.

4.2 Nonelective Matching Contribution Formula. The amount of the Corporations Nonelective Matching Contribution credited to the Nonelective Matching Contribution Account for each Plan Year, if any, shall be at the sole discretion of the Committee. The Committee shall notify all Eligible Participant’s of the Nonelective Matching Contribution Formula to be applicable for each respective Plan Year no later than thirty (30) days prior to the beginning of each such Plan Year.

4.3 Timing of Nonelective Matching Contributions. The Corporation’s Nonelective Matching Contributions for a Plan Year with respect to a Participant’s deferral of Base Salary for such Plan Year shall be made by the Corporation by no later than thirty (30) days following the end of the calendar month in which the payment of such Base Salary of such Participant was so deferred.

4.4 Entitlement to Nonelective Matching Contributions. Notwithstanding anything to the contrary contained in this Article 4, the Corporation shall not make a Nonelective Matching Contribution with respect to any individual who is not an employee on the day on which the Corporation is to make such Nonelective Matching Contribution pursuant to the requirements of Section 4.3

ARTICLE 5

Earnings on Account(s)

5.1 Deemed Investment Options. The Committee shall select from time to time certain mutual funds, insurance company separate accounts, indexed rates, or other methods (the “Deemed Investment Options”) for purposes of crediting Earnings to each Participant’s Account(s). The Committee may discontinue, substitute, or add Deemed Investment Options. Any discontinuance, substitution, or addition of a Deemed Investment Option will take effect as soon as administratively practical.

5.2 Allocation of Deemed Earnings or Losses on Accounts. Subject to the following Article, each Participant shall have the right to direct the Committee as to how the Participant’s Deferred Amounts and/or Nonelective Matching Contributions shall be deemed to be invested, subject to any operating rules and procedures imposed from time to time by the Committee. As of each Valuation Date, the Participant’s Account(s) will be credited with deemed net income, gain and loss, including the deemed net unrealized gain and loss based on hypothetical investment directions made by the Participant.

5.3 Deemed Investment Elections of Participants. A Participant’s Deemed Investment Elections for his or her Account(s) shall be subject to the following rules:

(a) Any initial or subsequent Deemed Investment Election shall be in writing, on a form supplied by and filed with the Corporation (or made in any other manner specified by the Committee), and shall be effective on such date as specified by the Committee.

(b) All Deemed Investment Elections shall continue indefinitely until changed by the Participant in the manner permitted by the Committee.

(c) If the Corporation receives an initial or revised Deemed Investment Election which it determines to be incomplete, unclear, or improper, the Participant’s Deemed Investment Election then in effect shall remain in effect (or, in the case of a deficiency in an initial Deemed Investment Election, the Participant shall be deemed to have filed no Deemed Investment Election) until a date so designated by the Committee in its sole and absolute discretion, unless the Committee provides for, and permits the application of, corrective action prior to that date.

(d) Each Participant, as a condition of his or her participation in the Plan, agrees to indemnify and hold harmless the Corporation and the Committee from any losses or damages of any kind relating to the deemed investment of the Participant’s Account(s).

(e) A Participant’s election must total one hundred percent (100%). If the Committee possesses (or is deemed to possess, as provided above) at any time Deemed Investment Elections of less than 100% of a Participant’s Account(s), the Participant shall be deemed to have directed that the undesignated portion of the said Account(s) be deemed to be invested in a money market or similar fund made available under this Plan as determined by the Committee.

(f) The Deemed Investment Options are to be used for measurement purposes only, and a Participant’s election of any such deemed investments, the allocation of such Deemed Investments to his or her Account(s), the calculation of additional amounts, and the crediting or debiting of such amounts to a Participant’s Account(s) shall not be considered or construed in any manner as an actual investment of his or her Account balance in any such Deemed Investments. In the event that the Corporation or the trustee of the Trust (if any), in its own discretion, decides to invest funds in any or all of the investments on which any of the Deemed Investments are based, no Participant (or Beneficiary) shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account(s) shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Corporation or the Trust (if any). The Participant (or Beneficiary) shall at all times remain an unsecured creditor of the Corporation. Any liability of the Corporation to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by this Plan.

ARTICLE 6

Vesting of Benefits

6.1 Retirement Account. Each Participant shall always be fully vested in the Deferred Amounts, and the Earnings thereon, credited to the Participant’s Retirement Account.

6.2 Nonelective Matching Contribution Account. Each Participant shall be vested in Nonelective Matching Contributions, and the Earnings thereon, credited to the Nonelective Matching Contribution Account based on the following schedule:

Number of Full Years of Service	Vested %
Less than 1	0%
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
5 or more	100%

ARTICLE 7

Entitlement to Payment of Benefits

7.1 Payments in General. A Participant (or his or her Beneficiary) shall become entitled to receive, on the date designated as provided in Article 7, a distribution (or commencement of distribution) in an aggregate amount equal to the Participant’s Account(s).

(a) Form (Method) of Payment. The Account(s) of a Participant shall be paid in the following manner, as irrevocably elected by the Participant at the time the Eligible Participant is first eligible to participate in the Plan, as part of the Participant’s Election of Deferral.

(i)

In a single lump sum

(ii)

In five (5) substantially equal annual installments.

(iii)

In ten (10) substantially equal annual installments.

(b) Installment Payments. If payment is to be made through installment payments, the Participant’s Account(s) shall be calculated as of the Valuation Date of said event. Installment payments (if applicable) made after the first payment shall be paid on or about the applicable modal anniversary of the first payment date until all required installments have been paid. The amount of each payment shall be determined by dividing the value of the Participant’s Account(s) immediately prior to such payment by the number of payments remaining to be paid. Any unpaid Account(s) shall continue to be credited or debited with Earnings, in which case any deemed income, gain, loss, or expenses shall be reflected in the actual payments. The final installment payment shall be equal to the balance of the Account(s), calculated as of the applicable modal anniversary.

(c) Medium of Payment. All payments made under the Plan shall be made in cash.

7.2 Permissible Payment Events. A Participant shall elect on his or her Election of Deferral to receive payment of his or her Account(s), based upon: (a) the date of the Participant Separation from Service, (b) a Participant’s attainment of the age selected thereby on the Participant’s Election of Deferral, or (c) the earlier of the date the Participant Separates from Service or the age selected thereby of the Participant’s Election of Deferral.

(a) Payment Following Separation From Service. If a Participant Separates from Service with the Corporation the vested Accounts of the Participant shall be calculated as of the Valuation Date and payment shall be made as soon as administratively feasible following the event date. Amounts shall be distributed according to the form of payment selected by the Participant and permitted by the Plan.

(b) Payment at a Specified Age. If payment of the Participant’s vested Accounts is to be distributed upon a Specified Age, the Account(s) shall be calculated as of the Valuation Date. The Participant’s vested Account(s) shall be paid in accordance with the Participant’s payment election, as part of such Election of Deferral, with payment or payments being made as soon as administratively feasible following the attainment of the specified age.

(c) Payment in the Event of an Unforeseeable Emergency. Notwithstanding anything contained in this Section 7.2, in the event a Participant petitions the Committee for payment of an amount from his or her vested Account(s) to meet an Unforeseeable Emergency, as defined under the terms of the Plan, and such petition is approved by the Committee, in its sole and absolute discretion, then the Corporation shall make payment to the Participant in a single lump sum, as soon as administratively feasible after such approval, an amount from the Accounts of the Participant to meet such an Unforeseeable Emergency.

7.3 No Accelerations. Notwithstanding anything in this Plan to the contrary, neither the Corporation nor a Participant may accelerate the time or schedule of any payment or amount scheduled to be paid under this Plan, except as otherwise permitted by authoritative guidance. The Corporation shall deny any change made to an election if the Corporation determines that the change violates the requirements of authoritative guidance.

7.4 Unsecured General Creditor Status of Participant:

(a) Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Corporation and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Corporation’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation and no such person shall have or acquire any legal or equitable right, interest, or claim in or to any property or assets of the Corporation.

(b) In the event that the Corporation purchases an insurance policy or policies insuring the life of a Participant, to allow the Corporation to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Corporation or the Trustee of the Trust (if any) shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

(c) In the event that the Corporation purchases an insurance policy or policies on the life of a Participant as provided for above, then all of such policies shall be subject to the claims of the general creditors of the Corporation.

(d) If the Corporation chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Corporation or the insurance company designated by the Corporation.

7.5 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Corporation and the Committee from further liability on account thereof.

7.6 Treatment of Payment as Made on Designated Payment Date. Each payment under this Plan is deemed made on the required payment date even if the payment is made after such date, provided the payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) in case the Corporation cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant's control (or the control of the Participant's estate), in the first calendar year in which payment is practicable; (iv) in case the Corporation does not have sufficient funds to make the payment without jeopardizing the Corporation’s solvency, in the first calendar year in which the Corporation’s funds are sufficient to make the payment.

ARTICLE 8

Beneficiary Designation

8.1 Designation of Beneficiaries.

(a) Each Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Committee, and shall be effective only when filed in writing with the Committee during the Participant’s lifetime.

(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Corporation shall pay the benefit payment to the Participant’s spouse, if then living, and if the spouse is not then living to the Participant’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Corporation may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

(c) If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Corporation may distribute the payment to the Participant’s estate without liability for any tax or other consequences, or may take any other action which the Corporation deems to be appropriate.

8.2 Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants Beneficiary. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Corporation’s records shall be binding on the Participant or Beneficiary for all purposes of this Plan. The Corporation shall not be obligated to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address.

ARTICLE 9

Termination, Amendment, or Modification

9.1 Plan Termination. The Corporation reserves the right to terminate this Plan in accordance with one of the following, subject to the restrictions imposed by Section 409A and authoritative guidance:

(a) Corporate Dissolution or Bankruptcy. This Plan may be terminated within twelve (12) months of a corporate dissolution taxed under Code § 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b) (1) (A), and distributions may then be made to Participants provided that the amounts deferred under this Plan are included in the Participants’ gross income in the latest of:

(i)

The calendar year in which the Plan termination occurs;

(ii)

The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)

The first calendar year in which the payment is administratively practicable.

(b) Discretionary Termination. The Corporation may also terminate this Plan and make distributions provided that:

(i)

All plans sponsored by the Corporation that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated;

(ii)

No payments, other than payments that would be payable under the terms of this plan if the termination had not occurred, are made within twelve (12) months of this plan termination;

(iii)

All payments are made within twenty-four (24) months of this plan termination; and

(iv)

Neither the Corporation nor any of its affiliates adopts a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements at any time within three (3) years following the date of termination of this Plan.

(v)

The termination does not occur proximate to a downturn in the financial health of the Corporation. The Corporation also reserves the right to suspend the operation of this Plan for a fixed or indeterminate period of time.

9.2 Amendment. The Corporation reserves the right to amend this Plan at any time to comply with Section 409A and other Applicable Guidance or for any other purpose, provided that such amendment will not cause the Plan to violate the provisions of Section 409A. Except to the extent necessary to bring this Plan into compliance with Section 409A: (i) no amendment or modification shall be effective to decrease the value or vested percentage of a Participant’s Account(s) in existence at the time an amendment or modification is made, and (ii) no amendment or modification shall materially and adversely affect the Participant’s rights to be credited with additional amounts on such Account(s), or otherwise materially and adversely affect the Participant’s rights with respect to such Account(s).

ARTICLE 10

Administration

10.1 Committee Duties. The Committee shall be responsible for the management, operation, and administration of the Plan. The Committee shall act at meetings by affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members and such written consent is filed with the minutes of the proceedings of the Committee, provided, however that no member may vote or act upon any matter which relates solely to himself or herself as a Participant. The Chair, or any other member or members of the Committee designated by the Chair, may execute any certificate or other written direction on behalf of the Committee. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Corporation. No provision of this Plan shall be construed as imposing on the Committee any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

10.2 Committee Authority. The Committee shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To select the Deemed Investment Options available from time to time;

(b) To construe and interpret the terms and provisions of this Plan;

(c) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(d) To maintain all records that may be necessary for the administration of this Plan;

(e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries, and governmental agencies as shall be required by law;

(f) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(g) To administer this Plan’s claims procedures;

(h) To approve election forms and procedures for use under this Plan; and

(i) To appoint a plan record keeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

10.3 Binding Effect of Decision. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

10.4 Compensation, Expenses, and Indemnity. The Committee shall serve without compensation for services rendered hereunder. The Committee is authorized at the expense of the Corporation to employ such legal counsel and/or Plan record keeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Corporation.

10.5 Corporation Information. To enable the Committee to perform its functions, the Corporation shall supply full and timely information to the Committee, on all matters relating to the Compensation of its Participants, the date and circumstances of the Separation from Service, and such other pertinent information as the Committee may reasonably require.

10.6 Periodic Statements. Under procedures established by the Committee, a Participant shall be provided a statement of account on a quarterly basis (or more frequently as the Committee shall determine) with respect to such Participant’s Accounts.

ARTICLE 11

Claims Procedures

11.1 Claims Procedure. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified in Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a) Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Corporation. The Corporation shall review the claim itself or appoint an individual or entity to review the claim.

(b) Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the claimant receives written notice from the Corporation or appointee of the Corporation prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision. Such extension is not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed. If the Corporation denies the claim, it must provide to the Claimant, in writing or by electronic communication:

(i)

The specific reasons for such denial;

(ii)

Specific reference to pertinent provisions of this Plan which such denial is based;

(iii)

A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; and

(iv)

A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(c) Review Procedures. A request for review of a denied claim must be made in writing to the Corporation within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Corporation’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information, and records and to submit issues and comments in writing to the Corporation. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination. Upon completion of its review of an adverse initial claim determination, the Corporation will give the Claimant, in writing or by electronic notification, a notice containing:

(i)

its decision;

(ii)

the specific reasons for the decision;

(iii)

the relevant Plan provisions on which its decision is based;

(iv)

a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefit;

(v)

a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi)

If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol, or other similar criterion will be provided without charge to the Claimant upon request.

(d) Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(e) Failure of Plan to Follow Procedures. If the Corporation fails to follow the claims procedure required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under this Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that this Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(f) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

11.2 Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan shall, subject to the initial review provided for in the foregoing provisions of this Article, be resolved through arbitration. Except as otherwise mutually agreed to by the parties, any arbitration shall be administered under and by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect. The arbitration shall be held in the JAMS office nearest to where the Claimant is or was last employed by the Corporation or at a mutually agreeable location. The prevailing party in the arbitration shall have the right to recover its reasonable attorney’s fees, disbursements, and costs of the arbitration (including enforcement of the arbitration decision), subject to any contrary determination by the arbitrator.

ARTICLE 12

The Trust

12.1 Establishment of Trust. The Corporation may establish a grantor trust (the “Trust”), of which the Corporation is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan. If the Corporation establishes a Trust, all benefits payable under this Plan to a Participant shall be paid directly by the Corporation from the Trust. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation. The Trust, (if any), shall be a grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33, as same may be amended or modified from time to time. If the Corporation establishes a Trust, the assets of the Trust will be subject to the claims of the Corporation’s creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, the Corporation shall not be obligated to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Plan.

12.2 Interrelationship of the Plan and the Trust. The provisions of this Plan shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the general creditors of the Corporation to the assets transferred to the Trust. The Corporation and each Participant shall at all times remain liable to carry out its obligations under this Plan. The Corporation’s obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

12.3 Contribution to the Trust. Amounts may be contributed by the Corporation to the Trust at the sole discretion of the Corporation.

ARTICLE 13

Miscellaneous

13.1 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein. To the extent any provision of this Plan is determined by the Committee (acting in good faith), the Internal Revenue Service, the United States Department of the Treasury, or a court of competent jurisdiction to fail to comply with Section 409A of the Code or authoritative guidance with respect to any Participant or Participants, such provision shall have no force or effect with respect to such Participant or Participants.

13.2 Nonassignability. Neither any Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall be subject to seizure, attachment, garnishment (except to the extent the Corporation may be required to garnish amounts from payments due under this Plan pursuant to applicable law or to satisfy a debt to the Corporation), or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary, or successor in interest in such manner as the Committee shall direct.

13.3 Not a Contract. The terms and conditions of this Plan shall not be deemed to constitute a contract between the Corporation and the Participant.

13.4 Unclaimed Benefits. In the case of a benefit payable on behalf of such Participant, if the Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Corporation upon the Committee’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Committee to the Participant or Beneficiary, without interest, from the date it would have otherwise been paid.

13.5 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California, without regard to its conflicts of laws principles.

13.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

13.7 Compliance. A Participant shall have no right to receive payment with respect to the Participant’s Account balance until all legal and contractual obligations of the Corporation relating to establishment of the Plan and the making of such payments shall have been complied with in full.

13.8 Successor Company. The Plan may be continued after a sale of assets of the Corporation, or a merger or consolidation of the Corporation into another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall automatically terminate, and the provisions of Article 9.1 shall become operative.

13.9 Compliance with Section 409A and Authoritative Guidance. Notwithstanding anything in this Plan to the contrary, all provisions of this Plan, including but not limited to the definitions of terms, elections to defer, and distributions, shall be made in accordance with and shall comply with Section 409A and any authoritative guidance. The Corporation will amend the terms of this Plan retroactively, if necessary, to the extent required to comply with Section 409A and any authoritative guidance. No provision of this Plan shall be followed to the extent that following such provision would result in a violation of Section 409A or the authoritative guidance, and no election made by a Participant hereunder, and no change made by a Participant to a previous election, shall be accepted by the Corporation if the Corporation determines that acceptance of such election or change could violate any of the requirements of Section 409A or the authoritative guidance. This Plan and any accompanying forms shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A and the authoritative guidance, including, without limitation, any such Treasury Regulations or other guidance that may be issued after the date hereof.

IN WITNESS WHEREOF, the Corporation has caused the amended and restated Plan to be executed effective December 5, 2008.

ATTEST

REGAN HOLDING CORP.

/s/ Rebecca Yungert

/s/ R. Preston Pitts

(Signature)

(Signature)

Rebecca Yungert

R. Preston Pitts

(Print Name)

(Print Name)

President

(Title)

December 5, 2008

(Date)